Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

HARLEY-DAVIDSON CREDIT CORP.

I, Perry A. Glassgow, Vice President and Treasurer of Harley-Davidson Credit Corp. (“HDCC”), certify that:

(i) a review of HDCC’s activities for the period from February 20, 2008 (the closing date of the Harley-Davidson Motorcycle Trust 2008-1 transaction subject to the requirements of Regulation AB) through December 31, 2008 (the “Reporting Period”) and of HDCC’s performance under the Sale and Servicing Agreement dated as of February 15, 2008 (the “Sale and Servicing Agreement”) among Harley-Davidson Motorcycle Trust 2008-1, Harley-Davidson Customer Funding Corp., HDCC, and The Bank of New York Trust Company, N.A., has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, HDCC has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name of and behalf of HDCC this 24th day of March 2009.

By:	/s/ Perry A. Glassgow
Perry A. Glassgow
Vice President, Treasurer, Acting Chief Financial Officer and Assistant Secretary

Harley-Davidson Credit Corp.